Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Enhanced Outperformance Notes Due October 2008
(Linked to the S&P 500® Index and the Russell 2000® Index)
Final Term Sheet

Principal Amount:	$41,106,000

Pricing Date:	September 19, 2006

Issue Date:	October 3, 2006

Maturity Date:	October 3, 2008, unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day (subject to the effect of Market Disruption Events)

Initial Issue Price:	100.00% of Principal Amount

Underwriting commission:	0.25% of Principal Amount

Proceeds to Issuer:	99.75% of Principal Amount

Initial Long Index Level:	1,314.38

Initial Short Index Level:	717.09

Outperformance Cap:	12.6%

Maximum Return:	37.8%

Redemption amount at maturity	On the stated Maturity Date, you will receive an amount, if any, in cash equal to:
(as a percentage of principal
amount):	If the Long Index Performance is greater than or equal to the Short Index Performance,
100% plus the lesser of:

(a) the Maximum Return, and

(b) the Outperformance multiplied by the Enhancement Multiplier

If the Long Index Performance is less than the Short Index Performance,
100% minus the lesser of:

(a) the Underperformance, and

(b) 100%

If the Long Index Performance is less than the Short Index Performance, the redemption amount will be less than the principal amount and may be zero.

CUSIP:	002546745

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.